Exhibit 99.1

Press Release	For Immediate Release
Date: July 30, 2019

GLEN BURNIE BANCORP ANNOUNCES

SECOND QUARTER 2019 RESULTS

GLEN BURNIE, MD (July 30, 2019) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $319,000, or $0.11 pser basic and diluted common share for the three-month period ended June 30, 2019, as compared to net income of $478,000, or $0.17 per basic and diluted common share for the three-month period ended June 30, 2018.

Bancorp reported net income of $454,000, or $0.16 per basic and diluted common share for the six-month period ended June 30, 2019, compared to $733,000, or $0.26 per basic and diluted common share for the same period in 2018. At June 30, 2019, Bancorp had total assets of $377.6 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 108th consecutive quarterly dividend on August 2, 2019.

“The core fundamentals of our Company remain strong as reflected in our financial results for the period. We continue building on our momentum by seizing available opportunities despite a competitive and challenging economic environment. Although the interest rate environment has been challenging in recent months, we have managed our balance sheet to provide a stable margin. Net interest income in the second quarter of 2019 grew by $71,000 or 2.3%, as compared to the second quarter of 2018. The yield on our loan portfolio increased 0.09% from 4.22% to 4.31%, and funding costs decreased by $40,000 or 8.2%, from $490,000 to $450,000,” stated John D. Long, President and CEO. “We continue to invest in technology and infrastructure improvements that enable us to remain competitive in the rapidly changing technological environment. Our strong fundamental performance was somewhat offset by the cost of these investments. However, we maintained our relentless focus on expense reduction in other areas as we work to drive efficiencies through the Bank and improve our profitability while delivering the outstanding customer service that differentiates our Bank in our local markets.”

“Looking forward, we continue to seek opportunities to further reduce our cost structure as we work to achieve an efficiency ratio more in-line with our peers. In addition, a favorable credit environment combined with our outstanding credit quality, disciplined loan pricing and a beneficial balance sheet structure, allowed us to reduce the provision for loan losses by $151,000 or 42.5%, for the six-month period ended June 30, 2019 as compared to the same period last year. Headquartered in the dynamic Northern Anne Arundel County market, we believe our Bank is well positioned with excellent asset quality and capital levels, a stable net interest margin, and an experienced and seasoned executive team. We remain deeply committed to serving the financial needs of the community through the development of new loan and deposit products.”

Highlights for the First Six Months of 2019

Bancorp continued to focus on organic growth opportunities in the first six months of 2019, as average loan balances increased $20.0 million or 7.21%, from the same period in 2018, although loan originations have been at a slower pace for most of 2019. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 12.91% at June 30, 2019, as compared to 12.78% for the same period of 2018.

Return on average assets for the three-month period ended June 30, 2019 was 0.34%, as compared to 0.49% for the three-month period ended June 30, 2018. Return on average equity for the three-month period ended June 30, 2019 was 3.70%, as compared to 5.78% for the three-month period ended June 30, 2018. Lower gains on redemption of bank-owned life insurance policies (“BOLI”) and higher income tax expense primarily drove the lower returns.

The book value per share of Bancorp’s common stock was $12.37 at June 30, 2019, as compared to $11.95 per share at June 30, 2018.

At June 30, 2019, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.05% at June 30, 2019, as compared to 11.94% at June 30, 2018. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $377.6 million at June 30, 2019, a decrease of $23.9 million or 5.95%, from $401.5 million at June 30, 2018. Investment securities were $61.2 million at June 30, 2019, a decrease of $26.1 million or 29.9%, from $87.3 million at June 30, 2018. Proceeds from the Bank’s sale of investment securities in 2019 were used to offset the decrease in deposits (see below) and fund the Bank’s increase in loan originations during 2018. Loans, net of deferred fees and costs, were $291.2 million at June 30, 2019, an increase of $1.8 million or 0.62%, from $289.4 million at June 30, 2018. Real estate acquired through foreclosure was $0.7 million at June 30, 2019, an increase of $0.6 million from June 30, 2018 primarily due to the foreclosure of a single loan. Net deferred tax assets decreased $1.7 million and accrued taxes receivable increased $1.2 million from June 30, 2018 to June 30, 2019 primarily due to the elimination of the alternative minimum tax under the Tax Act. Other assets decreased $1.9 million due to the $1.3 million collection of an insurance receivable and decrease of $0.9 million in the fair value of swap derivative positions.

Total deposits were $320.2 million at June 30, 2019, a decrease of $21.6 million or 6.32%, from $341.8 million at June 30, 2018. Interest-bearing deposits were $213.0 million at June 30, 2019, a decrease of $20.4 million or 8.74%, from $233.4 million at June 30, 2018. Total borrowings were $20.0 million at June 30, 2019, a decrease of $5.0 million or 20.0%, from $25.0 million at June 30, 2018.

Stockholders’ equity was $34.9 million at June 30, 2019, an increase of $1.4 million or 4.18%, from $33.5 million at June 30, 2018. The decrease in accumulated other comprehensive loss associated with net unrealized losses on the available for sale bond portfolio and increase in retained earnings and stock issuances under the dividend reinvestment program, offset by a decrease in unrealized gains on interest rate swap contracts drove the overall increase in stockholders’ equity.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 1.45% of total assets at June 30, 2019, as compared to 1.05% for the same period of 2018. The increases in nonaccrual loans and OREO drove the 0.40% increase in nonperforming assets as percentage of total assets from June 30, 2018 to 2019.

Review of Financial Results

For the three-month periods ended June 30, 2019 and 2018

Net income for the three-month period ended June 30, 2019 was $319,000, as compared to $478,000 for the three-month period ended June 30, 2018.

Net interest income for the three-month period ended June 30, 2019 totaled $3.12 million, as compared to $3.05 million for the three-month period ended June 30, 2018. Average loan balances increased $14.3 million or 5.09% to $295.4 million for the three-month period ended June 30, 2019, as compared to $281.1 million for the same period of 2018.

Net interest margin for the three-month period ended June 30, 2019 was 3.41%, as compared to 3.21% for the same period of 2018. Lower average balances and higher average yields on interest-earning assets combined with lower average interest-bearing balances and cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets decreased $14.4 million while the yield increased 0.18% from 3.73% to 3.91%, when comparing the three-month periods ending June 30, 2018 and 2019. The average balance on interest-bearing funds decreased $15.6 million and the cost of funds decreased 0.02%, when comparing the three-month periods ending June 30, 2018 and 2019.

The provision for loan losses for the three-month period ended June 30, 2019 was $30,000, as compared to a negative provision of $5,000 for the same period of 2018. The increase was driven by the difference between $468,000 of lower required reserves and $433,000 of lower net charge offs. As a result, the allowance for loan losses was $2.46 million at June 30, 2019, representing 0.84% of total loans, as compared to $2.28 million, or 0.79% of total loans at June 30, 2018 and is consistent with our improved credit quality.

Noninterest income for the three-month period ended June 30, 2019 was $282,000, as compared to $386,000 for the three-month period ended June 30, 2018, a decrease of $104,000 or 26.94%. $101,000 lower gains on the redemption of BOLI policies primarily drove the decrease.

For the three-month period ended June 30, 2019, noninterest expense was $2.99 million, as compared to $3.01 million for the three-month period ended June 30, 2018, a decrease of $21,000 or 0.70%. The primary contributors to the $21,000 decrease, when compared to the three-month period ended June 30, 2018 were decreases in data processing and item processing services and loan collection costs, offset by increases in salary and employee benefits costs, legal, accounting and other professional fees and occupancy and equipment expenses including investments in technology and infrastructure improvements.

For the six-month periods ended June 30, 2019 and 2018

Net income for the six-month period ended June 30, 2019 was $454,000, as compared to net income of $733,000 for the six-month period ended June 30, 2018.

Net interest income for the six-month period ended June 30, 2019 totaled $6.26 million, as compared to $6.05 million for the six-month period ended June 30, 2018. Average loan balances increased $20.0 million or 7.21%, to $297.5 million for the six-month period ended June 30, 2019, as compared to $277.5 million for the same period of 2018.

Net interest margin for the six-month period ended June 30, 2019 was 3.36%, as compared to 3.22% for the same period of 2018. Higher yields on interest-earning assets offset by higher cost of funds were the primary drivers of year-over-year results, as the yield on interest-earning assets increased 0.18% from 3.72% to 3.90% and the cost of funds increased 0.05% from 0.53% to 0.58% for the six-month periods ending June 30, 2018 and 2019, respectively.

The provision for loan losses for the six-month period ended June 30, 2019 was $204,000, as compared to $355,000 for the same period of 2018. The decrease for the six-month period ended June 30, 2019 as compared to the same period in 2018 primarily reflects lower net charge offs. As a result, the allowance for loan losses was $2.46 million at June 30, 2019, representing 0.84% of total loans, as compared to $2.28 million, or 0.79% of total loans for the same period of 2018.

Noninterest income for the six-month period ended June 30, 2019 was $564,000, as compared to $872,000 for the six-month period ended June 30, 2018. The results for the first six-month of 2018 include gains on redemptions of BOLI policies of $308,000.

For the six-month period ended June 30, 2019, noninterest expense was $6.07 million, as compared to $5.85 million for the six-month period ended June 30, 2018. The primary contributors to the $221,000 increase, when compared to the six-month period ended June 30, 2018 were increases in salary and employee benefits, occupancy and equipment expenses, legal, accounting and other professional fees, litigation settlement costs, and bank robbery and fraud losses, partially offset by decreases in data processing and item processing services and loan collection costs including investments in technology and infrastructure improvements.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2019	2019	2018	2018
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$2,373	$2,341	$2,605	$2,584
Interest bearing deposits with banks and federal funds sold	7,565	14,194	13,349	5,498
Cash and Cash Equivalents	9,938	16,535	15,954	8,082

Investment securities available for sale, at fair value	61,213	61,420	81,572	87,314
Restricted equity securities, at cost	1,227	1,439	2,481	1,443

Loans, net of deferred fees and costs	291,237	299,417	299,120	289,408
Less: Allowance for loan losses	(2,459)	(2,605)	(2,541)	(2,284)
Loans, net	288,778	296,812	296,579	287,124

Real estate acquired through foreclosure	705	705	705	114
Premises and equipment, net	3,840	3,901	3,106	3,195
Bank owned life insurance	7,940	7,900	7,860	7,780
Deferred tax assets, net	1,059	1,197	1,392	2,713
Accrued interest receivable	992	1,110	1,198	1,142
Accrued taxes receivable	1,194	1,221	1,177	-
Prepaid expenses	491	515	466	471
Other assets	236	304	556	2,093
Total Assets	$377,613	$393,059	$413,046	$401,471

LIABILITIES
Noninterest-bearing deposits	$107,132	$107,249	$101,369	$108,414
Interest-bearing deposits	213,046	224,364	221,084	233,393
Total Deposits	320,178	331,613	322,453	341,807

Short-term borrowings	20,000	25,000	55,000	25,000
Defined pension liability	304	298	285	317
Accrued Taxes Payable	-	-	-	28
Accrued expenses and other liabilities	2,241	1,693	1,257	775
Total Liabilities	342,723	358,604	378,995	367,927

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,821,230, 2,817,821, 2,814,157, and 2,807,819 shares as of June 30, 2019, March 31, 2019, December 31, 2018, and June 30, 2018, respectively.	2,821	2,818	2,814	2,808
Additional paid-in capital	10,464	10,433	10,401	10,335
Retained earnings	21,957	21,919	22,066	21,778
Accumulated other comprehensive loss	(352)	(715)	(1,230)	(1,377)
Total Stockholders' Equity	34,890	34,455	34,051	33,544
Total Liabilities and Stockholders' Equity	$377,613	$393,059	$413,046	$401,471

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest income
Interest and fees on loans	$3,176	$2,958	$6,366	$5,830
Interest and dividends on securities	336	535	736	1,059
Interest on deposits with banks and federal funds sold	62	50	182	98
Total Interest Income	3,574	3,543	7,284	6,987

Interest expense
Interest on deposits	333	325	665	634
Interest on short-term borrowings	117	165	355	308
Total Interest Expense	450	490	1,020	942

Net Interest Income	3,124	3,053	6,264	6,045
Provision for loan losses	30	(5)	204	355
Net interest income after provision for loan losses	3,094	3,058	6,060	5,690

Noninterest income
Service charges on deposit accounts	64	61	124	128
Other fees and commissions	177	179	356	347
Gains on redemption of BOLI policies	-	101	-	308
Gain on securities sold	-	-	3	-
Income on life insurance	41	45	81	89
Total Noninterest Income	282	386	564	872

Noninterest expenses
Salary and employee benefits	1,685	1,649	3,455	3,371
Occupancy and equipment expenses	386	316	700	615
Legal, accounting and other professional fees	304	281	535	510
Data processing and item processing services	44	103	219	241
FDIC insurance costs	60	65	116	122
Advertising and marketing related expenses	25	32	52	49
Loan collection costs	26	80	40	121
Telephone costs	55	67	121	124
Other expenses	405	418	829	693
Total Noninterest Expenses	2,990	3,011	6,067	5,846

Income before income taxes	386	433	557	716
Income tax expense (benefit)	67	(45)	103	(17)

Net income	$319	$478	$454	$733

Basic and diluted net income per share of common stock	$0.11	$0.17	$0.16	$0.26

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the six months ended June 30, 2019 and 2018 (unaudited)

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2017	$2,801	$10,267	$21,605	$(631)	$34,042

Net income	-	-	733	-	733
Cash dividends, $0.20 per share	-	-	(560)	-	(560)
Dividends reinvested under
dividend reinvestment plan	7	68	-	-	75
Other comprehensive loss	-	-	-	(746)	(746)
Balance, June 30, 2018	$2,808	$10,335	$21,778	$(1,377)	$33,544

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)/Income	Equity
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

Net income	-	-	454	-	454
Cash dividends, $0.20 per share	-	-	(563)	-	(563)
Dividends reinvested under
dividend reinvestment plan	7	63	-	-	70
Other comprehensive income	-	-	-	878	878
Balance, June 30, 2019	$2,821	$10,464	$21,957	$(352)	$34,890

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

			To Be Considered Adequately Capitalized		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2019:
(unaudited)
Common Equity Tier 1 Capital	$34,864	12.05%	$13,015	4.50%	$18,799	6.50%
Total Risk-Based Capital	$37,335	12.91%	$23,137	8.00%	$28,922	10.00%
Tier 1 Risk-Based Capital	$34,864	12.05%	$17,353	6.00%	$23,137	8.00%
Tier 1 Leverage	$34,864	9.12%	$15,287	4.00%	$19,109	5.00%

As of March 31, 2019:
(unaudited)
Common Equity Tier 1 Capital	$34,681	12.51%	$12,472	4.50%	$18,014	6.50%
Total Risk-Based Capital	$37,311	13.46%	$22,172	8.00%	$27,715	10.00%
Tier 1 Risk-Based Capital	$34,681	12.51%	$16,629	6.00%	$22,172	8.00%
Tier 1 Leverage	$34,681	8.68%	$15,983	4.00%	$19,978	5.00%

As of December 31, 2018:
(audited)
Common Equity Tier 1 Capital	$34,778	12.27%	$12,757	4.50%	$18,427	6.50%
Total Risk-Based Capital	$37,354	13.18%	$22,679	8.00%	$28,349	10.00%
Tier 1 Risk-Based Capital	$34,778	12.27%	$17,009	6.00%	$22,679	8.00%
Tier 1 Leverage	$34,778	8.52%	$16,330	4.00%	$20,413	5.00%

As of June 30, 2018:
(unaudited)
Common Equity Tier 1 Capital	$33,335	11.94%	$12,559	4.50%	$18,140	6.50%
Total Risk-Based Capital	$35,662	12.78%	$22,326	8.00%	$27,908	10.00%
Tier 1 Risk-Based Capital	$33,335	11.94%	$16,745	6.00%	$22,326	8.00%
Tier 1 Leverage	$33,335	8.39%	$15,883	4.00%	$19,854	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended		Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,	December 31,
	2019	2019	2018	2019	2018	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Financial Data
Assets	$377,613	$393,059	$401,471	$377,613	$401,471	$413,046
Investment securities	61,213	61,420	87,314	61,213	87,314	81,572
Loans, (net of deferred fees & costs)	291,237	299,417	289,408	291,237	289,408	299,120
Allowance for loan losses	2,459	2,605	2,284	2,459	2,284	2,541
Deposits	320,178	331,613	341,807	320,178	341,807	322,453
Borrowings	20,000	25,000	25,000	20,000	25,000	55,000
Stockholders' equity	34,890	34,455	33,544	34,890	33,544	34,051
Net income	319	135	478	454	733	1,583

Average Balances
Assets	$382,659	$400,064	$396,204	$391,403	$394,087	$401,086
Investment securities	61,621	69,939	91,290	65,780	91,870	89,351
Loans, (net of deferred fees & costs)	295,425	299,506	281,104	297,466	277,534	286,703
Deposits	325,036	323,283	335,479	324,159	334,985	335,167
Borrowings	20,778	41,181	26,394	30,985	24,573	31,595
Stockholders' equity	34,965	34,359	33,506	34,662	33,671	33,392

Performance Ratios
Annualized return on average assets	0.34%	0.14%	0.49%	0.24%	0.38%	0.39%
Annualized return on average equity	3.70%	1.59%	5.78%	2.66%	4.42%	4.74%
Net interest margin	3.41%	3.30%	3.21%	3.36%	3.22%	3.26%
Dividend payout ratio	88%	209%	59%	124%	76%	71%
Book value per share	$12.37	$12.23	$11.95	$12.37	$11.95	$12.10
Basic and diluted net income per share	0.11	0.05	0.17	0.16	0.26	0.56
Cash dividends declared per share	0.10	0.10	0.10	0.20	0.20	0.40
Basic and diluted weighted average shares outstanding	2,819,994	2,816,518	2,806,599	2,818,266	2,804,565	2,808,031

Asset Quality Ratios
Allowance for loan losses to loans	0.84%	0.87%	0.79%	0.84%	0.79%	0.85%
Nonperforming loans to avg. loans	1.61%	0.90%	1.46%	1.60%	1.48%	0.76%
Allowance for loan losses to nonaccrual & 90+ past due loans	54.0%	104.7%	58.6%	54.0%	58.6%	128.7%
Net charge-offs annualize to avg. loans	0.24%	0.27%	0.94%	0.19%	0.48%	0.32%

Capital Ratios
Common Equity Tier 1 Capital	12.05%	12.51%	11.94%	12.05%	11.94%	12.27%
Tier 1 Risk-based Capital Ratio	12.05%	12.51%	11.94%	12.05%	11.94%	12.27%
Leverage Ratio	9.12%	8.68%	8.39%	9.12%	8.39%	8.52%
Total Risk-Based Capital Ratio	12.91%	13.46%	12.78%	12.91%	12.78%	13.18%